Exhibit 99.1

Cabot Corporation Provides Update on Fourth Quarter 2020 Business Results and Reschedules Announcement of Fourth Quarter Operating Results

BOSTON--(BUSINESS WIRE)--November 4, 2020--Today, Cabot Corporation provided an update on business results for the fourth quarter of fiscal 2020. Volumes for the fourth quarter continued to recover from the third quarter of fiscal 2020. Reinforcement Materials segment EBIT is expected to be $59 million for the fourth quarter of fiscal 2020 driven by a 56% increase in volumes as compared to the third quarter. Performance Chemicals segment EBIT is expected to be $25 million in the fourth quarter of fiscal 2020 driven by a 3% increase in volumes in Performance Additives and a 1% increase in volumes in Formulated Solutions as compared to the third quarter. Purification Solutions EBIT is expected to be breakeven for the fourth quarter of fiscal 2020. The Company also expects Cash Flow from Operations to be approximately $100 million for the fourth quarter of fiscal 2020 and approximately $250 million for the second half of fiscal 2020, ahead of its previously announced expectation of $200 million. The Company will provide more details during its announcement of fourth quarter operating results, the timing of which is detailed below.

Cabot is rescheduling the release of operating results for the fourth quarter and fiscal year 2020 from the previously scheduled date of Monday, November 9, 2020 to Monday, November 23, 2020. The Company is also rescheduling the previously scheduled conference call and live webcast to review the fourth quarter and fiscal year results from Tuesday, November 10, 2020 to Tuesday, November 24, 2020 beginning at 8 a.m. (ET). The Company is rescheduling these events in order to finalize its analysis of the proper accounting treatment related to the valuation allowance associated with certain deferred tax assets.

The call will be webcast by Intrado and may be accessed at Cabot’s website at https://cabotog.gcs-web.com/. If you are unable to participate during the live webcast, the call and accompanying slide presentation will be archived on the Company’s website at https://cabotog.gcs-web.com/.

ABOUT CABOT CORPORATION

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot's business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for our fiscal year ended September 30, 2019 and in its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, or subsequent SEC filings, filed with the SEC at www.sec.gov. Cabot assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.